Exhibit 99.5

Agreement to Furnish Schedules

Securities and Exchange Commission

Fortune Brands, Inc., as registrant under the Registration Statement on Form S-4 (File No. 333-131990), does hereby covenant and agree to deliver to the Securities and Exchange Commission upon request thereby any and all schedules to the merger agreement referenced in said Registration Statement. A list of each such schedule is set forth on Annex A to this Agreement to Furnish Schedules.

Fortune Brands, Inc.

By:	/S/ MARK A. ROCHE
Name: Mark A. Roche Title: Senior Vice President General Counsel and Secretary

ANNEX A

•	Schedule 5.1(a)	Organization and Qualification
•	Schedule 5.1(c)(iii)	Voting Trusts or Agreements
•	Schedule 5.1(c)(iv)	Stockholder Agreements and Other Agreements relating to Capitalization
•	Schedule 5.1(e)	Financial Statements
•	Schedule 5.1(f)	Indebtedness
•	Schedule 5.1(g)(ii)	Material Changes
•	Schedule 5.1(h)	Tangible Personal Property
•	Schedule 5.1(i)	Litigation
•	Schedule 5.1(j)	Intellectual Property
•	Schedule 5.1(k)	Labor
•	Schedule 5.1(k)(iii)	Employee Departures
•	Schedule 5.1(l)	Insurance
•	Schedule 5.1(m)	Material Contracts
•	Schedule 5.1(n)	Licenses, Approvals and Consents
•	Schedule 5.1(o)	Environmental
•	Schedule 5.1(p)	Tax
•	Schedule 5.1(q)(i)	Real Property
•	Schedule 5.1(q)(iii)	Leased Real Property
•	Schedule 5.1(q)(iv)	Notices and Violations relating to Real Property; Zoning
•	Schedule 5.1(s)	Location of Inventory
•	Schedule 5.1(t)	Employee Benefits
•	Schedule 5.1(u)	Affiliate Transactions
•	Schedule 5.1(v)	Equity Interests held by SBR, Inc.
•	Schedule 5.2(c)(ii)	Parent Capitalization
•	Schedule 6.1	Changes or Matters affecting Tax Liability
•	Schedule 7.3(j)	Proposed Employment Contracts
•	Schedule 10.14	Permitted Liens